Exhibit 10.25

RELEASE AND CONFIDENTIALITY AGREEMENT

1.	RESIGNATION

I, R. GLENN DAWSON, of the City of Calgary, in the Province of Alberta, hereby resign as an employee, director and officer of MAGNUM HUNTER RESOURCES CORPORATION, and each of its subsidiaries and affiliates, if applicable, effective as at the Termination Date (as defined in the settlement letter dated January 29, 2015 to which this Release and Confidentiality Agreement is attached (the "Settlement Letter")).

2.	RELEASE

IN CONSIDERATION of the terms of the Settlement Letter and other good and valuable consideration, paid to me by BAKKEN HUNTER CANADA, INC. and MAGNUM HUNTER RESOURCES CORPORATION, I, R. GLENN DAWSON, of Calgary, Alberta, do for myself, and my affiliates, heirs, executors, administrators, trustees, successors and assigns, (hereinafter collectively referred to as "I"), forever release, remise and discharge BAKKEN HUNTER CANADA, INC., MAGNUM HUNTER RESOURCES CORPORATION and WILLISTON HUNTER CANADA, INC., their parent companies, subsidiaries and affiliates and all associated officers, directors, managers, employees, agents, insurers, predecessors, successors and assigns (hereinafter collectively referred to as the "Company"), jointly and severally, from any and all actions, causes of actions, contracts, (whether express or implied), claims and demands for damages, loss or injury, suits, debts, sums of money, expenses, interest, costs and claims of any and every kind and nature whatsoever, at law or in equity, which against the Company, I ever had, now have, or can hereafter have by reason of or existing out of any causes whatsoever existing up to and inclusive of January 31, 2015 (the "Termination Date"), including but without limiting the generality of the foregoing:

(a)	my employment with the Company;

(b)	my ceasing to be employed with the Company; and

(c)
any and all claims for damages, short term disability, long term disability, sick leave, salary, wages, termination pay, severance pay, vacation pay, general holiday pay, commissions, bonuses, interest, expenses, insurance, stock options or other incentive compensation, or any other benefits arising out of my employment with or my relationship with, or my termination of employment with, the Company, INCLUDING WITHOUT LIMITATION ANY AND ALL ACTIONS, CAUSES OF ACTION, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS AND EXPENSES ARISING OUT OF OR RELATED TO ANY AND ALL RESTRICTED STOCK AWARDS GRANTED TO ME BY THE COMPANY AND ANY VESTING OF SUCH RESTRICTED STOCK AWARDS; provided, however, that, for the avoidance of doubt, the foregoing release shall not apply to (i) my right to exercise those stock options outlined in the Settlement Letter, in accordance with the terms of such stock options, (ii) my rights under that certain Indemnification Agreement, dated May 31, 2013, by and between MHR and me, (iii) my rights, if any, of indemnity under the charter documents of the Company or at law and (iv) my rights, if any, of indemnity and reimbursement under the Company directors and officers liability insurance (the “D&O Policies”); provided further, however, that I acknowledge and agree that the foregoing does not in any way limit, restrict or prohibit the Company from amending, modifying or revising any charter document of the Company or amending, modifying, revising or terminating any of the D&O Policies, in each case in the sole and absolute discretion of the Company.

3.	NO ADMISSION

I acknowledge that the satisfactory arrangements made between me and the Company do not constitute any admission of liability by or on behalf of the Company.

4.	EMPLOYMENT STANDARDS

I acknowledge receipt of all wages, overtime pay, vacation pay and general holiday pay and I further reconfirm that there are no entitlements, overtime pay or wages due and owing to myself by the Company.

5.	EMPLOYMENT INSURANCE

I confirm and agree that I have not received any Employment Insurance benefits from Human Resources and Development Canada.

6.	HUMAN RIGHTS

I acknowledge that this Release and Confidentiality Agreement applies to any and all claims I have or may have pursuant to any applicable human rights legislation and further acknowledge or promise that I have or will abandon, quit and withdraw any complaint filed by me.

7.	BENEFITS AND INSURANCE CLAIMS

I acknowledge and agree that all of my employment benefits ceased as at the Termination Date, I have received all benefit entitlements, including insurance benefits to date, and have no further claim against the Company for benefits. I fully accept sole responsibility to replace those benefits that I wish to continue and to exercise conversion privileges, where applicable, with respect to benefits. In the event that I become disabled, I covenant not to sue the Company for insurance or other benefits, or for loss of benefits. I hereby release the Company from any further obligations or liabilities arising from my employment benefits.

8.	NON-DISCLOSURE

I agree that I will not divulge or disclose, directly or indirectly, the contents of this Release and Confidentiality Agreement, or the terms of settlement relating to my ceasing to be employed by the Company, to any person including, but without limiting the generality of the foregoing, to employees or former employees of the Company, except my legal and financial advisors on the condition that they maintain the confidentiality thereof, or as required by law.

9.	NON-DISPARAGEMENT

I agree that I shall not, at any time, make any false, disparaging, derogatory or defamatory statements (oral or written) in public or in private regarding the Company’s business affairs, business prospects, financial condition, directors, officers, employees or agents, and that of its parent(s), subsidiaries and affiliates, to any party, including, but not limited to, any media outlet, industry group, financial institution, or current or former employee, consultant, or customer of the Company.

10.	CONFIDENTIALITY AND PROPRIETARY RIGHTS

I recognize and acknowledge that during my employment with the Company I had access to certain confidential and proprietary information of or relating to the Company, the disclosure of which could be harmful to the interests of the Company. As used herein, “Confidential Information” means any information of a confidential or proprietary nature which relates to the Company, including trade secrets, technical expertise or information, marketing strategies, sales and pricing policies, financial information, business, marketing or technical plans, programs, methods, techniques, concepts, formulas, documentation, intellectual property, software, industrial designs, products, technical studies and data, strategic studies, engineering information, client and supplier lists, personnel information, and all documents relating to intellectual property, discoveries, concepts, ideas, improvements, inventions, patents, activities, technology, machinery, equipment, developments and know-how, and any other materials or information related to the business or activities of the Company which has not been made available generally to the public. Notwithstanding the foregoing, Confidential Information shall not include any information which is or becomes public knowledge through no fault of mine. I acknowledge and agree that I will keep all Confidential Information of the Company confidential, and will not disclose it to any person, or use it for any purpose, and I have taken and will in the future take appropriate precautions to safeguard the Confidential Information.
I acknowledge and agree that the Company owns and controls all Confidential Information and proprietary information, technology, inventions, know how, work product, improvements or discoveries, whether or not patentable, including works of expression and all copyrights on such works (the "Proprietary Information"), that were developed, created or conceived by me, whether alone or in conjunction with others, while employed by the Company. I expressly confirm that I will immediately return all such Confidential Information and Proprietary Information to the Company.

11.	NON-SOLICITATION

I acknowledge and agree that for a 6 month period following the Termination Date, I shall not for any reason, either directly or indirectly through any person, solicit, entice or encourage, or attempt to solicit, entice or encourage, any employee of the Company to become an employee of any person or enterprise that competes with the business of the Company.

12.	REASONABLENESS OF RESTRICTIONS

I hereby agree that all restrictions contained in this Release and Confidentiality Agreement are reasonable, valid and necessary protections of the Company’s proprietary business interests and hereby waive any and all defences to the strict enforcement thereof by the Company. If any covenant or provision of this Release and Confidentiality Agreement is determined to be void or unenforceable in whole or in part, for any reason, it shall be deemed not to affect or impair the validity of any other covenant or provision of this Release and Confidentiality Agreement, which shall remain in full force and effect. The provisions of this Release and Confidentiality Agreement shall remain in full force and effect notwithstanding the termination of my employment relationship with the Company pursuant to the Settlement Letter.

13.	INDEMNITY REGARDING TAX

I acknowledge that I am directly liable for all taxes and employment insurance on the settlement agreed to herein and all employment income and benefits received in the course of or in respect of my employment with the Company (including any stock options or restricted stock awards).  I further agree to indemnify and save harmless the Company and shall be liable to the Company for any claims in regards to non-deduction or insufficient deduction of taxes or employment insurance monies in regards to the settlement agreed to herein or employment income and benefits received in the course of or in respect of my employment with the Company (including any stock options or restricted stock awards).

14.	RETURN OF COMPANY PROPERTY
I agree to immediately return to the Company all Company property in my possession or control, if I have not done so already. Without limiting my obligation, Company material includes all keys, access cards, manuals, vehicles, computers, other communications equipment, product information, price lists, displays and promotional material.

15.	INJUNCTIVE RELIEF

I understand and agree that in the event that I breach any of my obligations contained in paragraph 8, 9, 10, 11, 13 or 14 of this Release and Confidentiality Agreement, that monetary damages will be inadequate to compensate the Company for the breach. I agree that in the event of a breach, or threatened breach, by me of paragraph 8, 9, 10, 11, 13 or 14 in this Release and Confidentiality Agreement, the Company, in addition to and not in limitation of any other rights, remedies or damages available to it at law or in equity, shall be entitled to an interim injunction, interlocutory injunction and permanent injunction, in order to prevent or to restrain any such breach by me, or by any of my partners, co-ventures, employers, employees, servants, agents, representatives and any and all persons directly or indirectly acting for, on behalf of or with me.

16.	UNDERSTANDING

I declare that I have had the opportunity to seek independent legal advice with respect to the matters addressed in this Release and Confidentiality Agreement and the terms of settlement which have been agreed to by myself and the Company. I fully understand this Release and Confidentiality Agreement and the terms of settlement. I have not been influenced by any representations or statements made by or on behalf of the Company. I voluntarily accept these terms for the purpose of making full and final compromise, adjustments and settlement of all claims as aforesaid.

17.	COMPLETE AGREEMENT

I understand and agree that this Release and Confidentiality Agreement and the Settlement Letter contain the entire agreement between the Company and me, that such agreement may not be modified except by mutual written agreement of me and the Company, and that the terms of this Release and Confidentiality Agreement are contractual and not a mere recital.

This Release and Confidentiality Agreement is executed in the City of Calgary, in the Province of Alberta, on this 29 day of January, 2015, but effective as of the Termination Date.

/s/ Terry Schneider                    /s/ R. Glenn Dawson
Witness                             R. GLENN DAWSON
Terry Schneider